Exhibit 23.2

Consent of Qualified Person

I, Alan C Noble, PE, in connection with the Annual Report on Form 10-K for the year ended December 31, 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), consent to:

●	The filing and use of the Technical Report Summary for the Bear Lodge REE Project with an effective date of February 29, 2024, as an exhibit to the Form 10-K;
●	The use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and
●	The use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 2, 11,22, and 23 and review of sections 3, 4, 5, 6, 7, 8, and 9.

I also consent to the incorporation by reference of the above items in the registration statements of Rare Element Resources, Ltd. filed on Form S-1 (File No. 333-275892), Form S-3 (File No. 333-255920), and Form S-8 (File No. 333-267097).

Dated March 19, 2024

By:/s/ Alan C Noble, PE

Name: Alan C Noble, PE

Title: Owner, Ore Reserves Engineering

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